Exhibit (a)(1)

Offering Circular

Sense Technologies Inc.

Offer to Exchange
Series “A” 10% Convertible Secured Promissory Notes
in Principal Amount of $560,000 for Equal Amount of
10% Convertible Secured Promissory Notes

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
ON SEPTEMBER 22 2003, UNLESS EXTENDED OR EARLIER TERMINATED.

Sense Technologies Inc. hereby offers, upon the terms and conditions set forth in this Offering Circular and in the enclosed Election Form (together the “Exchange Offer”), to issue Series “B” 10% Convertible Secured Promissory Notes (the “New Notes”) in the aggregate principal amount of $560,000, in exchange for an equal principal amount of our outstanding Series “A” 10% Convertible Secured Promissory Notes (the “Existing Notes”). The New Notes will become due on demand made on or after August 30, 2005 and will be convertible into our common shares at the rate of $0.29 per share. Our Existing Notes are due on demand made on or after various dates from June 1, 2003 to December 30, 2003 and are convertible into our Common Shares at prices of either $0.40 per share or $1.00 per share. No demand has been made for repayment of the Existing Notes as at the date of the commencement of this offering. The New Notes may be redeemed in whole or in part at the election of the Company upon 10 days of notice being sent to the holder, at any time after August 30, 2005 at a redemption price equal to the principal amount being redeemed, plus accrued but unpaid interest thereon. The offer to redeem the Note will be made pro-rata to all note-holders under the Offering.

The principal features of the Exchange Offer are as follows:

  The Exchange Offer expires at 12:00 midnight, Eastern time, on September 22, 2003, unless we extend or terminate the Exchange Offer.

  The Exchange Offer is conditioned, among other things, on (i) there being validly tendered and not withdrawn at least $560,000 in principal amount of Existing Notes; (ii) there being validly tendered and not withdrawn at least $1,250,000 in principal amount pursuant to a concurrent exchange offer for our Convertible Unsecured Notes (the “Concurrent Exchange Offer”); and (iii) all persons tendering to the Exchange Offer and the Concurrent Exchange Offer agreeing to convert the outstanding interest due and owing on the Existing Notes and the Convertible Unsecured Notes as at September 22, 2003 to equity based securities as more particularly described herein.

  Tenders for exchange must be made through the enclosed Election Form or as otherwise specified in this Offering Circular.

  We are making the Exchange Offer to maintain $560,000 of our capital structure as convertible promissory notes that we expect will be converted into equity during the term of the notes and will benefit us as described herein.

  Tenders may be withdrawn at any time prior to the expiration date of the Exchange Offer.

If you wish to exchange your Existing Note, you must complete and sign the Election Form by following its instructions, and deliver it along with your Existing Note to Sense Technologies Inc., 800 Clanton Road, Suite U, Charlotte, North Carolina 28217, before 12:00 midnight, Eastern time, on September 22, 2003.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Offering Circular is truthful or complete. Any representation to the contrary is a criminal offense.

See the section of this Offering Circular entitled “Risk Factors” for a discussion of the risks that you should consider before tendering Existing Notes in the Exchange Offer.

The date of this Offering Circular is August 25, 2003.

Offering Circular Caution

This Offering Circular is not an offer to sell, or a solicitation of an offer to buy, any of the Existing Notes by any person where it is unlawful for that person to make such an offer or solicitation or to any person to whom it is unlawful to make such an offer or solicitation.

This Offering Circular summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making an investment decision, investors must rely on their own examination of our business and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this Offering Circular is as of the date hereof and neither the delivery of this Offering Circular nor the offering, sale or delivery of any New Notes shall create any implication that the information contained herein is correct at any time after the date hereof. The contents of this Offering Circular are not to be construed as legal, business or tax advice. Each prospective investor should consult the investor’s own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to an investment in the New Notes.

All inquiries relating to the procedures for tendering in the Exchange Offer should be directed to Sense, at the telephone number or address listed in the section of this Offering Circular entitled “Incorporation of Information Filed with the SEC”. Requests for additional copies of this Offering Circular or the enclosed Election Form, or for copies of the periodic reports filed by us with the SEC and described in this Offering Circular may be directed to Sense Technologies Inc. at the telephone number or address listed in the section of this Offering Circular entitled “Incorporation of Information Filed with the SEC.”

Forward Looking Information

Certain statements in this Offering Circular may constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the word “estimate,” “project,” “intend,” “expect,” “believe,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled to” or “anticipates,” or variations of these terms or comparable language, or by discussions of strategy or intentions, when used in connection with our business, operations and management.

These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. We caution investors that any forward-looking statements made by us are not guarantees of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to our business, operations and management include, but are not limited to, the risks and uncertainties affecting our business and this Exchange Offer described in the section of this Offering Circular entitled “Risk Factors,” as well as elsewhere in this Offering Circular.

References in this Offering Circular to “Sense,” “we,” “our” and “us” mean Sense Technologies Inc. unless the context indicates another meaning.

SUMMARY TERM SHEET

We are offering to issue the New Notes in exchange for the Existing Notes. The following summary highlights selected information from this Offering Circular and may not contain all the information that you will need to make a decision regarding whether or not to tender your Existing Notes in exchange for New Notes. We encourage you to read carefully this Offering Circular and the documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business and the Exchange Offer included in the section of this Offering Circular entitled “Risk Factors.”

•  Who is making the Exchange Offer?

The Exchange Offer is being made by Sense Technologies Inc. Sense develops, manufactures and markets sensing devices for the automotive industry. Our core product is called the Guardian AlertTM Doppler Awareness System. The Guardian AlertTM Doppler Awareness System uses radar technology to warn vehicle drivers of the presence of people or obstacles in blind spots that exist behind their vehicles when backing up. Our shares are currently quoted on the Over-the-Counter Bulletin Board (OTCBB) under the trading symbol SNSG.

Our principal executive offices are located at 800 Clanton Road, Suite U, Charlotte, North Carolina 28217. Our main telephone number at those offices is (704) 522-7999. For further information concerning us, see the section of this Offering Circular entitled “Where You Can Find More Information.”

•  Why is Sense making the Exchange Offer?

We believe that restructuring our debt will allow us to preserve our cash resources in order to provide us with the required flexibility to more vigorously pursue the growth of our core business. Sense is adopting a two pronged debt restructuring strategy which involves exchanging the secured Existing Notes for the New Notes and exchanging Unsecured Convertible Notes to convertible and Class A Preferred Shares. The combined effect of our debt restructuring initiative, if successful, would be to defer, as at May 31, 2003, approximately $624,467 of current debt until August 2005, and to remove approximately $1,726,195 of current and long term debt as a liability on our balance sheet. The New Notes also provide a more favorable conversion rate based on current market conditions.

•  What are you offering in exchange for my Existing Notes?

We are offering to issue a New Note of a principal amount equal to the principal amount of each Existing Note that is properly tendered in the Exchange Offer and not withdrawn. We will issue up to $560,000 in principal amount of the New Notes. For more information regarding the New Notes and the Common Shares into which the New Notes are convertible, see the sections of this Offering Circular entitled “Description of the New Notes” and “Description of the Common Shares.”

•  What are the material differences between the New Notes and the Existing Notes?

The New Notes and the Existing Notes will be in the same principal amount and will accrue interest at the same rate of 10% per annum, calculated not in advance and payable quarterly. The New Notes will however become due on demand made on or after August 30, 2005, and will be convertible into common shares at the rate of $0.29 per share. The New Notes may also be redeemed at our option upon 10 days of notice being sent to the holder, at any time after August 30, 2005 at a redemption price equal to the principal amount being redeemed, plus accrued but unpaid interest thereon. See the section of this Offering Circular entitled “Description of the New Notes” and “Comparison of the Existing Notes and the New Notes.”

•  What does Sense’ Board of Directors think of the Exchange Offer?

The Board of Directors believes that the Exchange Offer is a significant opportunity to provide us with the flexibility required to pursue the growth of our business, and is in our best interests. Our Board of Directors, however, is not making any recommendation regarding whether you should tender your Existing Notes in the Exchange Offer. You must make your own determination as to whether to tender your Existing Notes in exchange for New Notes. We urge you to read carefully this Offering Circular and the other documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business and the Exchange Offer set forth in the section of this Offering Circular entitled “Risk Factors.”

•  What are the conditions to the Exchange Offer?

The Exchange Offer is conditioned, among other things, on (i) there being validly tendered and not withdrawn at least $560,000 in principal amount of Existing Notes; (ii) there being validly tendered and not withdrawn at least $1,250,000 in principal amount pursuant to a concurrent exchange offer (the “Concurrent Exchange Offer”) for our Convertible Unsecured Promissory Notes (the “Unsecured Notes”); and (iii) all persons tendering to the Exchange Offer and the Concurrent Exchange Offer agreeing to forego all outstanding interest due and owing on the Existing Notes and the Unsecured Notes as at the expiry of the Exchange Offer and the Concurrent Exchange Offer in exchange for the issuance of either the same principal amount of Series “B” 10% Convertible Secured Promissory Notes or Class A Preferred Shares at a deemed price of $1.00 per Class A share, respectively. If any of the conditions to the Exchange Offer are not satisfied, we will not be obligated to accept any tendered Existing Notes for exchange. However, we reserve the right to waive any of the conditions to the Exchange Offer. In addition, we retain the right to terminate the Exchange Offer for any reason or no reason and not accept for exchange any tendered Existing Notes. For more information regarding the conditions to the Exchange Offer, see the section of this Offering Circular entitled “The Exchange Offer — Conditions to the Exchange Offer.”

•  Will the accrued interest on my tendered Existing Notes be paid?

The holders of our Existing Notes that tender their notes to us under the Exchange Offer, are being asked to concurrently agree to the conversion of interest accrued on their Existing Notes into Series “B” 10% Convertible Secured Promissory Notes. The Exchange Offer is conditional on obtaining the agreement of the tendering holders of the Existing Notes to the conversion of the accrued interest. For this purpose, interest will be calculated up to the closing date of the Exchange Offer. As at May 31, 2003, we have accrued approximately $59,600 interest on the Existing Notes. See the section of this Offering Circular entitled “The Exchange Offer — Payment of Accrued Interest on the Existing Notes that are Tendered in the Exchange Offer.”

•  Is Sense presently able to issue the New Notes?

The Exchange Offer is being extended to you in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the U.S. Securities Act of 1933. Rule 506 will also be relied upon for the issuance of additional Series “B” 10% Convertible Secured Promissory Notes on conversion of interest. If all of the conditions to the Exchange Offer described in the section of this Offering Circular entitled “The Exchange Offer — Conditions to the Exchange Offer” have been satisfied or waived, we expect to be able to issue the New Notes immediately following the expiration date of the Exchange Offer. For more information regarding the timing of the issuance of the New Notes, see the section of this Offering Circular entitled “The Exchange Offer — Acceptance of Existing Notes for Exchange; Delivery of New Notes.”

•  Does Sense currently have a sufficient number of Common Shares available for issuance upon conversion of the New Notes?

We currently have a sufficient number of Common Shares reserved for issuance to allow the conversion of the maximum number of New Notes that could be issued in the Exchange Offer. We plan to keep reserved for issuance upon conversion of the New Notes a sufficient number of Common Shares during the entire term of the New Notes.

•  Can I transfer the New Notes and Common Shares issuable upon the conversion of the New Notes to third parties?

The New Notes are transferable only with a written opinion to Sense from legal counsel that such transfer would not violate applicable securities laws. The common shares issued on conversion of the New Notes will be subject to any applicable restrictions under Rule 144

•  What will be the federal income tax consequences of the Exchange Offer to the holders of the Existing Notes?

The Exchange Offer will be taxable, for U.S. federal income tax purposes, to U.S. holders exchanging Existing Notes for New Notes. An exchanging U.S. holder generally will be required to recognize any gain or loss realized on the exchange. Such gain or loss will be capital gain or loss to U.S. holders holding Existing Notes as capital assets. If Existing Notes were held for more than one-year any gain recognized on the exchange will be long-term capital gain. For more information regarding the tax consequences of the Exchange Offer and the ownership, sale and exchange of New Notes and Common Shares, see the section of this Offering Circular entitled “Certain United States Federal Income Tax Considerations.”

•  Is the financial condition of Sense relevant to my decision to tender Existing Notes?

Our financial condition is relevant to your decision whether to tender in the Exchange Offer because it relates to whether we will be able to meet our interest and principal payment obligations under the Existing Notes and the New Notes. Our financial condition is also relevant to the value of the common shares issuable upon conversion of the New Notes. Our detailed historical financial information can be found in our Annual Report on Form 10-KSB for the fiscal year ended February 28, 2003 and our Quarterly Report on Form 10-QSB for the quarterly period ended May 31, 2003. We have also provided summary financial information in the section of this Offering Circular entitled “Selected Financial Information.”

•  How long do I have to decide whether to tender in the Exchange Offer?

You will have until 12:00 midnight, Eastern time, on September 22, 2003 to decide whether to tender your Existing Notes in the Exchange Offer. For more information regarding the time period for tendering your Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Existing Notes.”

•  Can the Exchange Offer be extended and under what circumstances?

We may extend the Exchange Offer, in our sole discretion. During any extension of the Exchange Offer, all Existing Notes previously tendered and not withdrawn will remain subject to the Exchange Offer.

During any period of time in which the Exchange Offer remains open, you have the right to withdraw previously tendered Existing Notes. If the Exchange Offer expires and we have not agreed to accept your Existing Notes for exchange 40 days from the date of commencement of the offer, you can withdraw any unaccepted Existing Notes at any time after that date. For more information regarding our right to extend the Exchange Offer and your right to withdraw previously tendered Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Existing Notes.”

•  How will I be notified if the Exchange Offer is extended?

If we extend the Exchange Offer, we will issue a form of notice to you no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the Exchange Offer. For more information regarding notification of Exchange Offer extensions, see the section of this Offering Circular entitled “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Existing Notes.”

•  How do I tender Existing Notes?

To tender Existing Notes, you must deliver your Existing Notes, together with a completed Election Form and any other documents required by the Election Form, to Sense, not later than the time the Exchange Offer expires. For more information regarding the procedures for tendering your Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Procedures for Tendering Existing Notes.”

•  Until when can I withdraw previously tendered Existing Notes?

You can withdraw previously tendered Existing Notes at any time until the Exchange Offer has expired. In addition, if we have not agreed to accept your Existing Notes for exchange by 40 days from the commencement date of the Exchange Offer, you can withdraw them at any time after that date until we do accept your Existing Notes for exchange. For more information regarding your right to withdraw tendered Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Withdrawal of Tenders.”

•  How do I withdraw previously tendered Existing Notes?

To withdraw previously tendered Existing Notes, you must deliver a written notice of withdrawal (or a facsimile of one) to Sense, along with all information required by the notice of withdrawal, during the times when withdrawals are permitted. For more information regarding the procedures for withdrawing tendered Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Withdrawal of Tenders.”

•  When will I receive New Notes in exchange for my tendered Existing Notes?

Subject to the satisfaction or waiver of all conditions to the Exchange Offer, and assuming we have not previously elected to terminate the Exchange Offer, we will accept for exchange all Existing Notes that are properly tendered and not withdrawn prior to the expiration date of the Exchange Offer. Promptly following this date, New Notes will be delivered in exchange for Existing Notes that are properly tendered and not withdrawn. For more information regarding our obligation to issue the New Notes in exchange for tendered Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Acceptance of Existing Notes for Exchange; Delivery of New Notes.”

•  To whom should I direct questions about the Exchange Offer?

If you have questions regarding the procedures for tendering in the Exchange Offer or require assistance in tendering your Existing Notes, please contact Sense at the telephone number or address listed immediately below. If you would like to obtain additional copies of this Offering Circular, the enclosed Election Form or copies of any of our SEC reports described in this Offering Circular, you may also contact us for additional information.

Sense Technologies Inc.
800 Clanton Road, Suite U
Charlotte, North Carolina 28217
Tel. (704) 522-7999
Attention: James H. Cotter, President and Director

For more information regarding Sense, see the section of this Offering Circular entitled “Where You Can Find More Information.”

Summary Description of the New Notes

Issuer	Sense Technologies Inc.

Securities Offered	$560,000 in principal amount of Series “B” 10% Convertible Secured Promissory Notes.

Interest Payment Dates	Accrues Quarterly, based on Calendar quarters.

Maturity Date	Due on demand made on or after August 30, 2005.

Conversion
All or any portion of the outstanding principal amount of the New Notes may at any time prior to demand for repayment being made on or after August 30, 2005, be converted at the option of the holder into common shares at $0.29 per share.

Redemption
The New Notes may be redeemed in whole or in part at the election of the Company upon 10 days of notice being sent to the holder, at any time after August 30, 2005 at a redemption price equal to the principal amount being redeemed, plus accrued but unpaid interest thereon. The offer to redeem the Note will be made pro-rata to all note-holders under the Offering.

For a more detailed description of the New Notes, see the section of this Offering Circular entitled “Description of the New Notes.”

Summary Description of the Common Shares

Securities Offered	Common Shares, without par value, issuable upon conversion of the New Notes.

Quotation	The Common Shares are currently quoted on the Over-the-Counter Bulletin Board (OTCBB) under the trading symbol “SNSG”.

Market Prices
On August 20, 2003, the closing price per share of our Common Shares on the OTCBB was $0.30. For a summary of certain historical sales prices of the Common Shares on the OTCBB, see the section of this Offering Circular entitled “Market for the Common Shares; Dividend Policy.”

Dividends	Sense has not declared any cash dividends for its last two fiscal years. There are no dividend restrictions in the Company.

For a more detailed description of the Common Shares, see the section of this Offering Circular entitled “Description of the Common Shares.”

Summary Financial Information

For a table summarizing Sense’s financial information, see the section of this Offering Circular entitled “Selected Financial Information” and “Pro Forma Effect of the Exchange Offer”.

RISK FACTORS

You should carefully consider the risk factors described below and all other information contained in this Offering Circular, as well as the other information we include or incorporate by reference in this Offering Circular and the additional information in the reports that we file with the SEC, before deciding to exchange your Existing Notes. If any of the events contemplated by the following risks actually occur, then our business, financial condition or results of operations could be materially adversely affected. These risk factors are some of the risks that we consider material and are not intended to constitute an exhaustive list of risk factors.

Risk Factors Relating to our Business

We have significant current debt. While we are seeking to restructure our debt pursuant to this Exchange Offer and the Concurrent Exchange Offering, if we are unsuccessful at doing so, our current debt could result in our inability to continue operations in accordance with our business plan.

As of May 31, 2003 we had $2,715,418 of total debt outstanding and a shareholders deficiency of $8,461,992. In order to manage this debt, we must restructure our debt by completing this Exchange Offer and the related Concurrent Exchange Offer. Our ability to carry out our business plan may be called into doubt if we are unable to restructure this debt. If we are not successful at restructuring our debt, we may be required to dedicate a substantial portion of our future cash flow from operations to service our indebtedness, thereby reducing the availability of our cash flow to fund operations and growth initiatives.

In addition to restructuring our current and future debt, our business plan requires that we raise additional capital in order to fund marketing initiatives and expand our production facilities and operations. If we are unable to raise additional capital, our cash from operations may be insufficient to sustain our growth strategy.

Assuming that we are successful in restructuring our debt, we will continue to require additional funds from equity financing or other sources to fund costs associated with carrying out our business plan, including marketing initiatives and expansion of operations. While our sales have begun to increase significantly in fiscal 2003 compared to fiscal 2002, our costs associated with this growth during this period exceeded revenues. Sense will require additional working capital or other funds in order to continue funding the expansion of its operations. There is no assurance that Sense will be successful in obtaining additional financing or that such financing will be available upon acceptable terms to Sense. A failure to obtain additional financing may result in a delay of our growth strategy in order to reduce operating costs, until such time as funds become available, if at all.

Our back-up sensor competes with several established products in a market place that is also subject to rapid technological change. Our ability to achieve market share is dependent on whether we are successful at differentiating our products from those of our competitors, providing consistent product quality at competitive prices, and maintaining pace with technological advancements.

Sense is in competition with other companies marketing various back-up driver's aid/obstacle detection systems that use a variety of technologies for detection and for user interfaces. Some of these competitors are established and have financial resources substantially greater than Sense. Sense’s ability to compete with these competitors will depend on our ability to identify suitable markets, to differentiate our product on performance and price. In addition, back-up sensor systems are evolving in terms of the technology that is integrated into the system, and accordingly we must keep pace with some of these technological advancements in order to maintain market share and appeal. Our ability to aggressively increase our market share will also depend on our success at raising additional funding. If we are unable to successfully compete, we may not be able to maintain our growth strategy and our results of operations would be adversely effected.

We hold the rights to produce our products under license, that licenses to us the rights to patented technology. The cost of defending any patent infringement may be greater than our financial resources currently permit. Any infringement may adversely effect our competitive position and redirect our use of cash resources to defending the patent.

Past history has shown that the large automobile manufacturers and manufacturers of parts for the automotive aftermarket, as well as manufacturers in many other industries, have in some cases disregarded patents in developing their own products and introducing them to the marketplace, relying on the inability of the patent holder to successfully defend infringements of its patents. The defense of patent infringement cases may take years and requires substantial financial resources. There are currently similar competitive product technologies to the Sense/Driver Alert Group device under development or in production, which appear to potentially infringe upon the Sense/Driver Alert Group patent. Sense may be placed in a position to have to defend its patents or initiate affirmative patent litigation. The time and costs associated with the defense of the Sense/ Driver Alert Group patents could put considerable strain on the financial resources and cash flow of Sense.

We hold our exclusive rights to develop and produce our back-up sensing products under license. If we breach any of the terms of our license, we risk losing our exclusive rights to continue the production of our products.

The License Agreement with Driver Alert Group has numerous provisions that Sense must comply with (See "Our Business"). In the event that Sense is not able to comply with the terms and conditions of the Agreement, Sense may need to renegotiate the license or risk losing the rights to manufacture its products. The obligations of Sense if it fails to make royalty payments or manufacture the minimum number of units could result in our losing the exclusivity to the license.

The nature of our products creates the possibility of product liability lawsuits, which could harm our business.

As a manufacturer of equipment for use in motor vehicles, we face an inherent risk of exposure to product liability claims. Although we maintain quality controls and procedures, we cannot be certain that our products will be completely free from defect. In addition, in certain cases, we rely on third-party manufacturers for components of our products. We cannot be certain that our insurance coverage will continue to be available to us at a reasonable cost or will be adequate to cover any such liabilities. We occasionally seek to obtain contractual indemnification from our third-party suppliers, which is typically limited by its terms. In the event we do not have adequate insurance or contractual indemnification, product liabilities could have a material adverse effect on our business, financial condition or results of operations. Even if a product liability claim is without merit, it could harm our business.

Risk Factors Relating to the Exchange Offer

The conversion of the New Notes issued in the Exchange Offer, together with our future capital raising activities, will result in dilution to our existing holders of Common Shares.

If we are able to achieve business growth in accordance with our business plan, a significant number of holders of our convertible debt or convertible preferred shares may elect to convert their debt into our common stock. If all of the principal amount of the New Notes and all the Class A Preferred Shares issued in exchange for the Unsecured Notes, are converted into common shares, a total of 6,503,448 additional common shares will be issued at a deemed price of $0.29. This may result in a significant dilution to our existing holders of common shares.

If you have claims against Sense resulting from your acquisition or ownership of Existing Notes, you will give up those claims if you exchange your Existing Notes.

By tendering your Existing Notes in the Exchange Offer, you will be deemed to have waived any and all rights to receive any payments, including without limitation future interest payments beyond the date of exchange, and our obligations to you under the New Note and the New Notes will supersede and replace in their entirety our obligations to you under the Existing Note and the Existing Notes. In addition, holders who do not tender their Existing Notes for exchange will continue to have the right to assert against us their rights under the Existing Notes.

You will recognize taxable gain or loss on your exchange of Existing Notes for New Notes.

An exchanging U.S. holder will be required to recognize any gain or loss realized on the exchange. The realized gain or loss to an exchanging U.S. holder of Existing Notes generally will be equal to the difference between the fair market value of the New Notes received and the adjusted tax basis of the

Existing Notes in the hands of such U.S. holder. See the section of this Offering Circular entitled “Certain United States Federal Income Tax Considerations.”

There is no market for the New Notes and they are not be readily transferable, accordingly you may be required to hold the note until demand is made for repayment on or after August 30, 2005, unless the note is converted earlier.

Sense does not expect or intend for a public market for the New Notes to develop. Accordingly, there can be no assurance that a purchaser will be able to sell the New Notes when desired, or at prices equal to or greater than the price paid by the purchaser for the New Notes. Investors must consider that the Notes may be illiquid indefinitely. Any transfer of the New Notes will require a legal opinion that such transfer complies with Federal and State securities laws, and any transferee must meet the requirements for an “accredited investor” in order to be eligible to receive and convert the note for our common shares.

Subordination of Interest accrued against the New Notes.

The interest due on the New Notes will be a general unsecured obligation of Sense and will rank subordinate in right of payment to all future superior indebtedness, if any, and pari-passu with all other general unsecured obligations of Sense. Superior indebtedness may be incurred at any time in the future, the appropriateness of which will be determined at the sole discretion of the Board of Directors, without the right of approval of the holders of New Notes. In addition, Sense may grant security interests in assets acquired by Sense. In the event of bankruptcy, insolvency, or liquidation of Sense, it is unlikely that there will be sufficient assets remaining to pay interest due on the New Notes.

MARKET FOR THE EXISTING NOTES

As of July 31, 2003, there were 9 holders of the Existing Notes. The Existing Notes are not traded on any market and cannot be transferred without an opinion of counsel.

MARKET FOR THE COMMON SHARES; DIVIDEND POLICY

Trades in our common shares are quoted on the Over-the-Counter Bulletin Board (OTCBB), an inter-dealer quotation service, administered by the NASD, under the symbol “SNSG”. The following table sets forth, for the periods indicated, the high and low sales prices per share for our common shares as reported on the OTCBB:

	High	Low

QUARTER ENDED:
May 31, 2003	$0.37	$0.11
February 28, 2003	0.44	0.17
November 30, 2002	0.55	0.17
August 31, 2002	1.39	0.655
May 31, 2002	$2.75	$0.70
February 28, 2002	3.95	1.73
November 30, 2001	4.23	1.03
August 31, 2001	5.00	1.70

On August 20, 2003, the closing price per share of our Common Shares as quoted on the OTCBB was $0.30.

As of February 28, 2003, there were 12,993,908 shares of our common stock issued and outstanding held by 230 holders of record. This number excludes beneficial owners of Common Shares held in street name. Based on requests from brokers and other nominees, we estimate there are approximately an additional 1,455 holders of our Common Shares.

The Company has not declared any cash dividends for the last two fiscal years. Payment of dividends in the future will be made out of funds legally available for that purpose and at the discretion of our Board of Directors, taking into account, among other things, our earnings, capital requirements, financial condition, commitments for our use of available funds and other factors considered relevant by our Board of Directors. There are no dividend restrictions in the Company.

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SELECTED FINANCIAL INFORMATION

The following historical summary financial and operating data as of the end of our most recently completed fiscal quarter and for each of the past two fiscal years is derived from our unaudited quarterly financial statements and audited annual financial statements. You should read this summary financial information together with our audited financial statements and related notes set forth in our Annual Report on Form 10-KSB for the fiscal year ended February 28, 2003 and our unaudited financial statements and related notes set forth in our Quarterly Report on Form 10-QSB for the quarterly period ended May 31, 2003. You should also read the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in each such report. You can obtain copies of these documents as provided in the sections of this Offering Circular entitled “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC.”

	Year ended		Three month period
	February 28		ended May 31
Consolidated Statement of	2003	2002	2003	2002
Operations Data

Sales	$290,703	$72,411	$123,130	$ --

Cost of sales and Expenses	$324,380	$156,055	$82,678	$ --

Net income (loss)	($1,651,536)	($1,630,892)	($177,507)	($412,794)

Net income (loss) per common share	($0.23)	($0.27)	($0.03)	($0.06)

Shares used in computing net income (loss) per common share	12,993,908	12,983,908	12,993,908	12,983,908

Balance sheet data		As of
	As of	May 31, 2003
	February 28, 2003	(unaudited)

Cash and cash equivalents	$4,967	$3,525

Working capital (deficiency)	($1,620,439)	$1,768,533

Total assets	1,224,837	$1,122,076

Current accounts payable and accrued liabilities	2,640,922	$2,690,418

Total Liabilities	2,665,922	$2,715,418

Total stockholders' equity (deficiency)	($1,441,085)	($1,593,076)

PRO FORMA EFFECT OF THE EXCHANGE OFFER

The following balance sheet and income statement sets forth the pro forma effect of the Exchange Offer and Concurrent Exchange Offer, to Sense Technologies, Inc. as of May 31, 2003 and for the fiscal year ended February 28, 2003 and the quarterly period ended May 31, 2003. This presentation assumes the exchange of $1,726,195 in principal and interest on the Unsecured Convertible Notes to Class A Shares convertible to Common Stock at $0.29 per share and classifies as long-term debt the principal and interest of the Existing Notes of $624,467 until August 30, 2005.

Pro Forma Balance Sheet

	As of May 31, 2003

	Actual	Adjustments	Pro Forma

ASSETS
Current Assets:
Cash and cash equivalents	$3,525		$3,525
Accounts receivable	35,198		35,198
Inventories	851,569		851,569
Other current assets	31,593		31,593

Total Current Assets	921,885	$0	921,885

Property, Plant & Equipment	57,369		57,369
Other Intangible Assets	142,822		142,822

	$1,122,076	$0	$1,122,076

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$802,418	(514,662)	$287,756
Advance payable	25,000		25,000
Current portion of convertible promissory notes
payable	1,863,000	(1,836,000)	27,000

Total Current Liabilities	2,690,418	$(2,350,662)	339,756

Convertible promissory notes payable	25000		25,000
Secured long-term debt	0	624,467	624,467

Stockholders’ Equity (Deficiency)
Convertible Preferred Stock	0	1,726,195	1,726,195
Common Stock	7,497,128		7,497,128
Common Stock Subscribed	71,500		71,500
Promissory Note Receivable	(585,000)		(585,000)
Additional Paid-in Capital	62,529		62,529
Deficit	(8,639,499)		(8,639,499)

Total Stockholders’ Equity (Deficiency)	(1,593,342)	1,726,195	132,853

	$1,122,076	$0	$1,122,076

Pro Forma Income Statement

	Year Ended February 28, 2003			Quarter Ended May 31, 2003

	Actual	Adjustments	Pro Forma	Actual	Adjustments	Pro Forma

Sales	$290,703		$290,703	$123,130		$123,130
Cost of sales	495,170		495,170	82,678		82,678

Gross profit	(204,467)		(204,467)	40,452		40,452

SG&A expenses	1,026,119		1,026,119	154,791		154,791

Amortization expense	22,030		22,030	4,163		4,163
Other	222,519		222,519	5,250		5,250

Loss before interest	(1,475,135)		(1,475,135)	(123,752)		(123,752)

Interest expense	176,401	$(113,901)	62,500	53,755	$(38,130)	15,625

Net loss	$(1,651,536)	$113,901	$(1,537,635)	$(177,507)	$38,130	$(139,377)

Net loss per share:
Diluted	$(0.11)	$0.04	$(0.07)	$(0.01)	$0.00	$(0.01)

Book value per share	(0.10)	0.11	0.01	(0.11)	0.12	0.01
Ratio of earnings to fixed charges	0	0	0	0	0	0

Weighted average
common shares outstanding:
Diluted	14,758,060	6,341,577	21,099,637	14,758,060	6,341,577	21,099,637

OUR BUSINESS

Overview

We develop and market sensing devices for the automotive industry. Our core product is called the Guardian AlertTM Doppler Awareness System. The Guardian AlertTM Doppler Awareness System uses radar technology to warn vehicle drivers of the presence of people or obstacles in blind spots that exist behind their vehicles when backing up. Our business strategy is to utilize the skills and industry background of management in order to market the product to automobile and truck manufacturers and dealers, fleet operators, and other automotive industry participants. We will require additional financing in order to carry out our strategy. The Company began manufacturing the Guardian AlertTM Doppler Awareness System for the passenger car market during the first quarter of fiscal 2003. Marketing of the product began concurrently with production and has resulted in sales to several large car dealership groups, individual dealerships and aftermarket products distributors. We are presently expanding our marketing efforts to increase our presence in the fleet vehicle market, passenger car aftermarket and additional new channels.

Corporate History

Sense was incorporated under the laws of the Province of British Columbia, Canada, on May 25, 1988 under the name Wizard Resources Ltd. Our corporate name was changed to Graham Gold Mining Corporation on October 11, 1988 and subsequently to Sense Technologies Inc. on October 27, 1997 in connection with the acquisition of our current business. On December 14, 2001, we changed our jurisdiction of organization from British Columbia to the Yukon Territories.

Our shares are currently quoted on the Over-the-Counter Bulletin Board (OTCBB) under the trading symbol SNSG. We were previously listed on the both the Canadian Venture Exchange (now called the TSX Venture Exchange) and the Nasdaq SmallCap Market. We voluntarily delisted our shares from the Canadian Venture Exchange on October 3, 2001. On April 25, 2002 our stock was delisted from the Nasdaq Small Cap Market as we were unable to meet quantitative listing requirements.

Our head office is located at 800 Clanton Road, Suite U, Charlotte, North Carolina. Prior to May of 2002, our head office was located at 14441 Dupont Court, Suite 103, Omaha, Nebraska.

Industry Overview

We compete in the vehicle backing awareness industry. Our products are designed to protect people from death or injury and property from damage that can result from a collision with a vehicle that is backing up. Almost all reversing vehicles have blind spots that limit the ability of the operator to see obstacles or people that are behind the vehicle. This has repeatedly resulted in death, injury and property damage, which has in turn prompted several companies to develop and manufacture backing awareness sensing products. The National Highway Traffic Safety Administration reported that approximately 400 people die in the United States annually from accidents involving vehicles backing up. In addition, property damage and personal injury claims resulting from back-up accidents all suggest a market need for backing awareness safety devices. The Company has also received testimonials from fleet customers that they have virtually eliminated damage to vehicles and property as a result of the system which support the benefits of our backing awareness product.

Various backing awareness products are currently being installed by automobile manufacturers and dealers as optional equipment on consumer and commercial vehicles.

Backing awareness products can range in sophistication and effectiveness. Such products include loud beeping alerts that sound when a vehicle is placed in reverse gear. A beeping alert is limited in effectiveness as it does not notify the driver of obstacles behind the vehicle. Young children up to four years old typically do not have the capacity to understand what the beeping noise means or to understand the possibility of injury from remaining behind a reversing vehicle. Other awareness products include large round convex mirrors placed at the rear of a vehicle which provide the driver with a line of vision across the rear area of their vehicle. These devices can be effective for a small class of vehicles such as delivery vans, however are not practical for most consumer or commercial vehicles due to their size and need for training.

There are also backing awareness products, including our Guardian AlertTM Doppler Awareness System product, that use ultrasound and radar technologies to sense obstacles and people behind a reversing vehicle. These electronic sensing and alert systems will warn a driver to the existence of obstacles behind a vehicle. Ultrasound backing awareness products are currently being used by some automobile manufacturers as a factory-installed option on certain new vehicle lines. These products are designed primarily to protect the vehicle from damage in parallel parking situations. They are designed to detect the bumper of another vehicle when parking and accordingly will typically not detect obstacles below ten inches from the ground. These sensors must be kept clear of dirt and dust in order to ensure proper functioning. The system requires that four ultrasonic sensors be placed at various locations on the rear bumper. The sensors extend through the skin of the bumper, thereby changing the appearance of the exterior of the vehicle. Backing awareness systems also exist that use pulse radar to detect obstacles. These systems are installed on the exterior of a vehicle thereby affecting aesthetics of the vehicle, and are typically used for commercial vehicles.

Our Backing Awareness Products

Our Guardian AlertTM Doppler Awareness System backing awareness products use a patented process based on Doppler radar technology. Our Doppler radar sensing products offer several advantages over ultrasonic and pulse radar sensors. The Guardian AlertTM Doppler Awareness System creates a three-dimensional awareness zone behind a vehicle that extends from the rear of the vehicle outward for the width of the vehicle. Vertically, the awareness zone begins at ground level and rises up to approximately five feet. The operator of the vehicle is alerted should any person or obstacle come within the awareness zone as the vehicle is reversing. The Guardian AlertTM Doppler Awareness System consists of a single sensor that can be placed under the skin of a plastic bumper thereby not altering the appearance of the vehicle. We also have a number of other product shapes and installation options to accommodate a wide range of consumer and commercial vehicles. Our products are designed to be robust and to operate in almost all weather and road conditions. In contrast to ultrasound and some other backing awareness products, our sensor using the Doppler radar technology is not affected by dust, dirt, snow or other environmental materials that can cover a sensor.

Our Guardian AlertTM Doppler Awareness System products are based on a patented system using Doppler radar technology. We acquired and hold the worldwide rights to manufacture and sell the system.

The Guardian AlertTM Doppler Awareness System consists of a radar transceiver, a flat antenna, a signal processor, and an audio-visual display unit. The transceiver and antenna are enclosed in an environmentally sealed, high impact resistant, resin housing and mounted on the rear of the vehicle. When activated by placing the vehicle in reverse, the transceiver continuously projects signals and the antenna receives return signals reflected off of objects within the predefined awareness zone. Doppler Shift technology is based on the principle that signals return on a slightly different frequency than they are projected. The relationship between the phase of the projected signals and the returning signals is used by the product to determine the distance between the rear of the vehicle and the object. The signal processor then sends a signal to the audio-visual display unit typically located on the dashboard of the vehicle thereby alerting the vehicle operator to the presence of a person or object. The display unit informs the operator about the presence of an obstacle via a sequence of green, yellow, and red lights set to illuminate at preset distances such as twelve feet, five feet and three feet. In conjunction with the visual alarm, the audio alarm alerts the driver at corresponding distances with a pulsating tone changing to a constant tone. The visual display is approximately the size of a small box of matches.

The external units are produced by us using various suppliers. The external units can be manufactured in various shapes to suit a wide variety of vehicles. For example, we produce a trailer hitch mount version which fits directly into the receiver on a trailer hitch when not towing. We also produce a version that is mounted under the skin of a plastic bumper in order that the aesthetics of a vehicle are not affected. Our distribution partner has developed six design options ranging from a license plate mount, to sensors protected by steel casings for commercial applications.

The focus of our current business strategy is the commercialization of our Guardian AlertTM Doppler Awareness System products. There are a number of product extensions and new applications that we may develop in the future as we grow. These products include side blind spot awareness and docking aids for industrial safety and velocity sensing applications.

Production of our Guardian AlertTM Doppler Awareness System

We outsource the manufacture of the components of our Guardian AlertTM Doppler Awareness System using an engineering consulting firm and two manufacturing companies. Our objective is to secure high-volume, low-cost production capabilities. The entire family of products has the same interior components, while the exterior enclosure and mount is available in a variety of options appropriate for different types of vehicles.

The display unit and the radar sensor components of our products are manufactured by Microwave Solutions Limited of Hertfordshire, England. Our cabling is available from a number of local sources. Assembly and packaging is done locally. We believe that currently production of our products is more cost effectively achieved by outsourcing the manufacturing and assembly of the components.

We have also established a partnership with S&S Distributing LLC to develop applications and market the Guardian AlertTM Doppler Awareness System to the fleet vehicle market. To date, S&S has placed approximately 7,000 units in the field. S&S has led the development of a variety of mountings appropriate for most commercial vehicles. Additionally, S&S has pioneered the commercialization effort to the fleet segment of the market.

During the fiscal years ending February 28, 2001 and 2002, we did not incur any material costs for the development of our Guardian AlertTM Doppler Awareness System products.

Market and Marketing of our Guardian AlertTM Doppler Awareness System

The end user of our Guardian AlertTM Doppler Awareness System product is the safety conscious vehicle owner or operator seeking to minimize the risk of loss associated with backing accidents. Users of backing awareness sensing products, may purchase the product as a factory installed option from the vehicle manufacturer, purchase the product after-market or directly from distributor for installation in commercial or fleet vehicles, or purchase as an after-market consumer add-on to their vehicle.

Accordingly, the target market for our Guardian AlertTM Doppler Awareness System product can be identified as follows:

  Manufacturers of vehicles, including cars, sport utility vehicles, light trucks, heavy vehicles and equipment, and original equipment suppliers to these manufacturers.
  Owners of commercial fleet vehicles and government departments and agencies using fleet vehicles.
  Consumer outlets of after-market automotive accessories, including dealerships, automotive service shops and automotive retailers, direct sales via the Internet and infomercials.

North American automotive manufacturers currently produce between 16 million and 17 million new cars and trucks each year based on actual 2000 and 2001 counts. This market consists of approximately 55% mini vans, sport utility vehicles, and light trucks. This segment has been growing consistently for the last several years beginning with the emergence of the mini van as a force in the market and continuing with the more recent trend towards sport utility vehicles. We believe this segment and the large luxury sedan segment provide the best markets for the initial broad scale commercialization of our products. Our primary efforts will initially be focused on the mid to higher end of this market that is expected to be less price sensitive and more interested in new technologies. We are actively marketing to decision makers in the original equipment market through manufacturers. Our marketing emphasis has, however, been to the higher margin market including dealerships and consumer outlets. Dealerships provide an opportunity to add our product to a vehicle after it leaves the manufacturer, but before it is sold.

The 200 million vehicles currently on US roads also provide a number of opportunities for marketing our backing awareness products. There are also eight million large trucks owned by commercial enterprises and approximately 4.5 million fleet vehicles on dealership service plans, which provide a significant point of sale opportunity. Millions of vehicles each year are repaired at collision centers, which could offer the product in conjunction with the repair of a rear bumper. Additionally, most new car warranties require regular oil changes, which are often performed at dealerships. These visits will provide additional point of sale opportunities for dealerships that are already stocked with Guardian AlertTM Doppler Awareness Systems.

Our product can result in economic benefit as well as improved vehicle safety to fleet operators and consumers in these markets. Based on our research and experience in the fleet market tells us that fleet operators and risk managers place a greater emphasis on statistical economic analysis than consumers. Equipping fleets of vehicles requires a significant capital expenditure that needs to be evaluated relative to the fleet owner's other needs and limited capital.

We believe that consumers weigh cost, safety benefit to persons and property and aesthetic appeal in making a decision to purchase a backing awareness product. We believe that the products ease of demonstration and high degree of functionality can provide a consumer with an appreciation of the benefits in protection of property and person. We estimate the cost of a system installed on a consumer vehicle would generally range between $450 to $700 which we believe would appeal to most new-vehicle buyers that are interested in the safety and protection aspect of the product. In perspective, the cost of the product is less than typical insurance deductibles and therefore avoiding one incident would allow the product to pay for itself. In addition to actual repair cost, Guardian AlertTM Doppler Awareness System purchasers also receive the benefit of saving the considerable time and inconvenience of having their vehicle repaired and processing insurance claims. Our product can also be installed beneath the plastic skin of a bumper, thereby not altering the appearance of the vehicle.

Sense has designed distinct pricing strategies for each of its three primary markets according to the following principles:

  The product should be priced at a level readily acceptable to SUV and light truck purchasers;
  Attractive margin must be made available to OEMs and distribution partners;
  Fleet products must offer attractive ROI to owners; and
  Margins to Sense will increase faster with higher volume than higher pricing.

We believe our price points are superior to competing products and additionally provide us with immediate operating margin contribution. Over the long-term, as volumes grow to higher levels, there will be sufficient opportunity to lower manufacturing costs.

Competition and Our Competitive Advantages

The backing awareness industry includes manufacturers of active sensing devices using ultrasonic, infrared and radar technology to detect the presence of obstacles or persons behind a reversing vehicle. There are also a number of passive systems such as convex rear cross-view mirrors, rearward facing television cameras and reversing sound alerts. While we compete with all backing awareness devices, we view our primary source of competition as being in the active sensing market. Passive devices require driver training and are susceptible to driver error as they do not actively warn a driver of the presence of obstacles or people behind the vehicle. We have identified seven competitors in the active sensor market: Echo Vision, Hindsight 20/20, Bosch, Delphi, Valeo, Rostra and Groenveld which is manufactured by Gintec LTD in Israel.

We believe the Guardian AlertTM Doppler Awareness System is superior to any competing technology in each active sensor category. Our system is the only patented Doppler radar device available. Among Doppler radar products, our Guardian AlertTM Doppler Awareness System is the only product that uses a single sensor, which we believe results in easier and less expensive installation. Ease of installation is a primary concern among vehicle dealers which provides us with a competitive advantage over other Doppler radar sensing and ultrasonic products.

Other systems use infrared or ultrasonic sensors. Infrared sensors project infrared beams and detect reflected infrared light from objects in the scanned zone behind the vehicle, which in turn activates an audio or visual alarm. Ultrasonic Systems work on the principle of emitting an ultrasonic sound burst and detecting a reflected energy wave returned to the source by contact with an object in the detection zone, again activating an alarm. Both systems require a clean sensor in order to function properly, and accordingly performance can be affected by environmental conditions.

We believe our product has competitive advantages over ultrasonic systems. Ultrasonic systems have begun to emerge as a factory installed option on some vehicle lines. Due to the four precisely tuned sensors and the in-bumper design requirements of these systems it is not practical to install them outside of the factory on cars or light trucks. The most important distinguishing characteristic between the Guardian AlertTM Doppler Awareness System and ultrasonic systems is that ultrasonic systems are designed primarily to detect the bumper of another vehicle while parallel parking. They do not provide coverage all of the way to the ground and therefore tend to offer the vehicle operator a false sense of security. Additionally, since the sensors cannot “see” through a bumper, the systems cannot be mounted behind the skin of the bumper, which affects the aesthetic appearance of the vehicle.

We also believe our product has competitive advantages over infrared systems as those systems require a clear line of site with the obstacle in order to function properly, which means effectiveness may diminish with environmental conditions such as dirt or bright light.

The infrared and ultra sonic technologies were independently tested and evaluated along with a microwave radar system by the U.S. Bureau of Mines (Bureau of Mines Circular/1986) in a study of back-up driver's aid systems for mining vehicles. Infrared Systems were found to be the least reliable for detecting objects in the rear blind area. Bright sunlight and reflections from bright objects could trigger false alarms and their range depends upon the reflectivity of the detected object. Also, the narrow beam pattern necessitates the use of arrays of sensors to scan the desired zone, increasing system cost and complexity and decreasing reliability. Furthermore, both of the competitive technologies are to some degree affected by adverse weather conditions such as rain, fog, snow, ice or wind. The Bureau of Mines Study found that the microwave radar system was not affected by weather conditions.

Our product is robust, uses a single sensor that is not affected by most environmental conditions, and provides a full range of detection behind the vehicle, including near ground level. We have also priced our product competitively or below most other competing products.

Our Patents, Trademarks & Licenses

Patents & Trademarks

The following countries have granted patent rights respecting the Guardian AlertTM Doppler Awareness System backing awareness system in the following countries: United States, Canada, Australia, South Africa, Taiwan, the United Kingdom, Korea and Japan. The Guardian AlertTM Doppler Awareness System is a registered trademark.

Licenses & Royalties

We hold the worldwide rights to develop, manufacture, market and license the Guardian AlertTM Doppler Awareness System technology and products. We hold these rights pursuant various license agreements with S&S and Driver Alert Group, the original group of patent holders and

Stinson & Associates, a holder of certain rights under license from Driver Alert Group. These license agreements provide us with the right to market the products to all federal, state, local and foreign governments and agencies, including the postal service, the rights to enter into manufacturing and marketing agreements with automotive and other manufacturers worldwide, and generally the rights to any other markets including school buses, construction equipment and mining equipment.

Pursuant to these licenses, we are required to make royalty payments to the licensors and meet sales targets as follows:

a)	$6.00(US) per unit on the first one million units sold;
b)	thereafter, the greater of $4.00(US) per unit sold or 6% of the wholesale selling price on units sold; and
c)	50% of any fees paid to Sense in consideration for tooling, redesign, technical or aesthetic development or, should the licensors receive a similar fee, the licensors will pay 50% to Sense.

If we obtain a royalty agreement with a vehicle manufacturer, other than General Motors, whereby the manufacturer produces the product for its own equipment, the royalty shall be shared, one-third to Sense and two-thirds to the licensors.

The license agreements also provide that we are required to manufacture and sell a minimum number of units as follows:

(i)	30,000 units by the end of the calendar year containing the second anniversary of the date of commencement of commercial production;
(ii)	a cumulative total of 60,000 units by the end of the calendar year containing the third anniversary of the date of commencement of commercial production;
(iii)	a cumulative total of 110,000 units by the end of the calendar year containing the fourth anniversary of the date of commencement of commercial production;
(iv)	a cumulative total of 210,000 units by the end of the calendar year containing the fifth anniversary of the date of commencement of commercial production; and
(v)	an additional 125,000 units by the end of each calendar year thereafter.

In the event these minimum sales are not realized, we are obligated to pay an amount in lieu of royalties equal to the royalties that would have been payable if the minimum number of units were manufactured and sold. Commencement of Commercial Production took place on October 1, 1999. During the fiscal year ended February 28, 2002 we paid a minimum royalty payment of $128,388 to maintain the licenses in good standing. In 2003 the Company did not pay its minimum royalty payment.

We entered into a sub-license agreement with S&S Distributing, LLC of Elkhorn, Nebraska whereby S&S acquired certain rights to develop, market and distribute Guardian AlertTM Doppler Awareness System products. The sub-license agreement provides for certain minimum purchases of products from Sense, and certain expenditure requirements for development and marketing. The sub-license also provides that any new versions of the sensing device that are developed by S&S will be made available for manufacture and distribution by Sense.

Pursuant to a consulting and engineering agreement with Maple Consulting, we agreed to pay a royalty of $0.50 for each Guardian AlertTM Doppler Awareness System sold that was designed pursuant to the agreement, up to a maximum of 200,000 units.

Governmental Approval

Because the product is an emitting device, the Federal Communications Commission (FCC) we were required to obtain equipment authorization which was granted on October 31, 1995. The microwave signals emitted by the device can potentially interfere with radar detectors and other existing emitting systems. All FCC tests have been completed and a FCC certification in the name of Sense Technologies Inc. has been obtained. There are no other material regulatory approvals required for Sense to achieve its stated business objectives.

Employees

We currently employ two (2) full time employees.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax consequences to U.S. holders of the Existing Notes participating in the Exchange Offer and of the acquisition, ownership, conversion and disposition of New Notes. A U.S. holder is:

  an individual citizen or resident of the United States;
  a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
  an estate the income of which can be included in gross income for U.S. federal income taxation regardless of its source;
  a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; and
  any other person treated as a resident of the United States for federal income tax purposes.

This discussion does not purport to describe all of the tax considerations that may be relevant to a holder of Existing Notes or New Notes. The following summary deals only with Existing Notes that are, and New Notes that will be, held as capital assets by U.S. holders, and does not deal with persons that are subject to special tax rules.

The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date of this Offering Circular. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below.

Because U.S. tax consequences may differ among holders of Existing Notes or New Notes, the discussion below does not purport to describe all of the tax consequences that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the U.S. federal, state, local and other tax consequences of the Exchange Offer and of the acquisition, ownership and disposition of New Notes.

Tax Treatment of the Exchange Offer

Recognition of Gain or Loss. The Exchange Offer, if accepted by a U.S. holder of an Existing Note is a taxable exchange. The realized gain or loss to an exchanging U.S. holder of Existing Notes is an amount equal to the difference between the “issue price” of the New Notes received, and the adjusted tax basis of the Existing Notes in the hands of the U.S. holder. In the case of the present Exchange Offer, and as there is no established trading market for the New Notes, the issue price of the New Notes will be the fair market value of the Existing Notes surrendered in exchange therefore on the issue date of the New Notes.

Character of Gain or Loss. Gain or loss recognized by an exchanging U.S. holder that held Existing Notes as capital assets generally will be treated as capital gain or loss. If the Existing Notes were held for more than one year, such capital gain or loss will be long-term capital gain or loss. Loss, if any, realized by the exchanging United States holder will be recognized only to the extent permitted under the wash sale rules of Section 1091 of the Internal Revenue Code. U.S. holders are advised to consult their own tax advisors as to the potential application of the wash sale rules.

Market Discount. Under the market discount rules, a U.S. holder of Existing Notes that purchased those notes for less than their principal amount may recognize ordinary income, rather than capital gain, on the exchange of the Existing Notes for New Notes. As all the Existing Notes were issued without discount, the market discount rules may not be applicable.

Interest Payments. Pursuant to the terms of the Exchange Offer, holders of the Existing Notes that participate in the exchange will also apply accrued interest on the Existing Notes on account of a subscription for an additional Series “B” 10% Convertible Secured Promissory Note. As such, participating holders of the Existing Notes will realize taxable ordinary income with respect to any accrued interest on the Existing Notes upon consummation of the Exchange Offer and additional subscription.

Tax Basis and Holding Period. The tax basis of the New Notes received in the hands of the U.S. holder will be equal to their issue price (determined as described above under “Recognition of Gain or Loss”). The holding period of the New Notes will commence on the date after the date of the exchange.

Tax Treatment of the New Notes

Interest Payments. Interest on a New Note will be taxable to a U.S. holder as ordinary interest income at the time that the interest is received or is accrued, in accordance with the U.S. holder’s method of accounting for federal income tax purposes.

Sale, Exchange, Redemption and Retirement of New Notes. A U.S. holder generally will recognize gain or loss on the sale, exchange, or retirement of a New Note, in an amount equal to the difference between the amount realized in the transaction (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and the adjusted tax basis of the New Note. Gain or loss recognized on the sale or retirement of a New Note by a U.S. holder that held the New Note as a capital asset will be treated as capital gain or loss. If the New Notes have been held for more than one year, the capital gain or loss will be long-term capital gain or loss.

Conversion of the New Notes. U.S. holders generally will not recognize any gain or loss on the conversion of a New Note into Common Shares. A U.S. holder’s aggregate basis in the Common Shares will equal the U.S. holder’s adjusted basis in the New Note immediately prior to conversion. The holding period for the Common Shares will include the holding period for the New Notes.

Sale or Exchange of Common Shares. U.S. holders generally will recognize capital gain or loss on a sale or exchange of Common Shares. The gain or loss will equal the difference between the amount realized on the sale and the adjusted tax basis in the Common Shares. If the Common Shares have been held for more than one year, the gain or loss recognized by a U.S. holder on a sale or exchange of Common Shares will be long-term capital gain or loss.

Reporting Information to the IRS and Backup Withholding. We may be required to provide the Internal Revenue Service with information, including a U.S. holder’s name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that holder during the calendar year and the amount of tax withheld, if any.

If a U.S. holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or under-reports its tax liability, we may be required to make “backup” withholding of tax on payments of:

  principal and interest made on a New Note;
  the proceeds of a sale or exchange of a New Note before maturity;
  dividends on Common Shares; and
  the proceeds of a sale or exchange of Common Shares.

As of December 1, 2002, the backup-withholding rate for applicable payments made through December 31, 2003 was 30%. The backup withholding rate is 29% for 2004 and 2005, and 28% for 2006 and thereafter (subject to possible increase after 2010). This backup withholding is not an additional tax and may be credited against the U.S. holder’s federal income tax liability, provided that the U.S. holder furnishes the required information to the Internal Revenue Service.

THE EXCHANGE OFFER

On December 30, 2002, we sold $560,000 in principal out of the Existing Notes. As of the date of this Offering Circular, $560,000 in principal amount of the Existing Notes remains outstanding. The Existing Notes were issued in a private placement offering to accredited investors, in reliance on the exemption from registration provided under Rule 506 of Regulation D under the Securities Act of 1933. As such transfer of the Existing Notes is restricted under Rule 144 under the Securities Act.

The New Notes will similarly be issued under Rule 506 of Regulation D. As such, the New Notes will be considered as restricted securities under Rule 144, and any resale of the New Notes and any common shares underlying the New Notes will similarly be subject to Rule 144. The related offering of additional Series “B” 10% Convertible Secured Promissory Notes will be integrated with the Exchange Offer for the purposes of the availability of Regulation D.

Terms of the Exchange Offer; Period for Tendering Existing Notes

This Offering Circular and the enclosed Election Form constitute an offer to exchange each Existing Note for a New Note of a principal amount equal to the principal amount of such Existing Note, subject to the terms and conditions described in this Offering Circular. This Exchange Offer is being extended to all holders of the Existing Notes.

Subject to the conditions listed below, and assuming we have not previously elected to terminate the Exchange Offer for any reason in our sole discretion, we will accept for exchange $560,000 in principal amount of Existing Notes which are properly tendered on or prior to the expiration date of the Exchange Offer and not withdrawn. The Exchange Offer will expire at 12:00 midnight, Eastern time, on September 22, 2003. We may extend the period of time during which the Exchange Offer is open. Our obligation to accept Existing Notes for exchange in the Exchange Offer is subject to the conditions listed below in the section entitled “Conditions to the Exchange Offer”.

The Exchange Offer is conditioned on, among other things, there being validly tendered in accordance with the terms of the Exchange Offer and not properly withdrawn prior to the expiration date at least $560,000 in principal amount of the Existing Notes. The Exchange Offer is also subject to a number of other conditions described below in the section entitled “Conditions to the Exchange Offer.”

Subject to applicable securities laws and the terms set forth in this Offering Circular, we may waive or alter any and all conditions to the Exchange Offer, to extend, terminate or amend the Exchange Offer in any respect. If we elect to extend the period of time during which the Exchange Offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the Exchange Offer, all Existing Notes previously tendered and not withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by us upon the expiration of the Exchange Offer. In the case of an extension, we will provide notice to you no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

We may amend or terminate the Exchange Offer and not accept for exchange any Existing Notes not previously accepted for exchange if any of the conditions described below in the section entitled “Conditions to the Exchange Offer” have not been satisfied or for any other reason within our sole and absolute discretion. We will give you prompt notice of any amendment, termination or non-acceptance.

Payment of Accrued Interest on the Existing Notes that are Tendered in the Exchange Offer

Accrued Interest on the Existing Notes that are tendered and not withdrawn in the Exchange Offer will be applied in full to the purchase of additional Series “B” 10% Convertible Secured Promissory Notes by way of private placement. Your acceptance of the offer will also constitute your agreement to forego payment of accrued interest in exchange for an additional Series “B” 10% Convertible Secured Promissory Notes in a principal amount equal to the accrued interest calculated up to the time of expiry of the Exchange Offer.

Release of Legal Claims by Tendering Existing Note Holders

By tendering your Existing Notes in the Exchange Offer, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown, that, directly or indirectly, arise out of, are based upon or are in any manner connected with your ownership or acquisition of the Existing Notes, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (a) us or our subsidiaries, affiliates or shareholders, or (b) our directors, officers, employees, attorneys, accountants, advisors, agents or representatives, in each case whether current or former, or those of our subsidiaries, affiliates or shareholders, whether those claims arise under federal or state securities laws or otherwise.

Conditions to the Exchange Offer

The Exchange Offer is conditioned on, among other things, there being validly tendered in accordance with the terms of the Exchange Offer and not properly withdrawn prior to the expiration date $560,000 in principal amount of the Existing Notes. The Exchange Offer is also subject to the conditions described below.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Existing Notes for exchange or to issue any New Notes in exchange for Existing Notes previously tendered, and we may terminate or amend the Exchange Offer if, at any time before the acceptance of the Existing Notes for exchange or the exchange of New Notes for Existing Notes, any of the following events occurs:

  The Concurrent Exchange Offer of Convertible Unsecured Notes does not result in at least $1,250,000 of principal being tendered and not withdrawn in accordance with the terms thereof.
  Each person tendering to the Exchange Offer and the Concurrent Exchange Offer not agreeing to forego all outstanding interest due and owing on the Existing Notes and the Unsecured Notes as at • the expiry of the Exchange Offer and the Concurrent Exchange Offer in exchange for the issuance of either the same principal amount of Series “B” 10% Convertible Secured Promissory Notes or Class A Preferred Shares at a deemed price of $1.00 per share respectively.
  the Exchange Offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;
  an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the Exchange Offer;
  any material adverse development occurs in any existing legal action or proceeding against or involving us; or
  we do not receive any governmental approval we deem necessary for the completion of the Exchange Offer.

These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time. Moreover, we are free to terminate the Exchange Offer for any reason, in our sole and absolute discretion, and not accept any tendered Existing Notes for exchange.

Procedures for Tendering Existing Notes

The tender of your Existing Notes once accepted by us, will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this Offering Circular and the enclosed Election Form.

The procedure for tendering your Existing Note is as follows: send your original Existing Notes, a properly completed and duly executed Election Form, and all other documents required by the Election Form, to Sense at the address listed in the section of this Offering Circular entitled “Incorporation of Information Filed with the SEC”.

The method of delivery to us the Existing Notes, Election Forms, and all other required documents is at your election, however we recommend using a courier service such as FedEx or Purolator or other guaranteed delivery service with tracking features. If you deliver your Existing Notes by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Please send all Existing Notes and Election Forms to Sense at the telephone number or address listed in the section of this Offering Circular entitled “Incorporation of Information Filed with the SEC”.

All New Notes will be issued in the same name as the Existing Notes.

We reserve the right to reject any and all tenders of Existing Notes improperly tendered. We also reserve the right to waive any defects or irregularities or conditions of the Exchange Offer as to any Existing Notes either before or after the expiration date of the Exchange Offer.

If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the Election Form or any Existing Notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

Acceptance of Existing Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, and assuming we have not previously elected to terminate the Exchange Offer for any reason or no reason, in our sole discretion, we will accept, promptly after the expiration date of the Exchange Offer, the Existing Notes that are properly tendered and not withdrawn and will issue the New Notes promptly thereafter.

In all cases, the issuance of New Notes in exchange for Existing Notes will be made only after we timely receive either all physically tendered Existing Notes, in proper form for transfer, a properly completed and duly executed Election Form, with any required signature guarantees, and all other required documents.

If for any reason we do not accept any tendered Existing Notes we will return the unaccepted or non-exchanged Existing Notes without expense to the registered tendering holder. Any Existing Notes to be returned to the holder will be returned promptly after the expiration or termination of the Exchange Offer.

Withdrawal of Tenders

You can withdraw previously tendered Existing Notes at any time until the Exchange Offer has expired. In addition, if we have not agreed to accept your Existing Notes for exchange by 40 business days from the commencement of the Exchange Offer, you can withdraw them at any time after that date until we do accept your Existing Notes for exchange. Properly withdrawn Existing Notes may be retendered at any time on or prior to the expiration date of the Exchange Offer by following one of the procedures described above in the section entitled “Procedures for Tendering Existing Notes.”

Expenses

We will use general corporate funds to pay expenses related to the Exchange Offer, which are estimated to be $20,000.

Use of Securities Acquired

All Existing Notes that are properly tendered and not withdrawn in the Exchange Offer and accepted by us will be retired and cancelled.

Recommendation

We are not making any recommendation regarding whether you should tender your Existing Notes in the Exchange Offer and, accordingly, you must make your own determination as to whether to tender your Existing Notes for exchange and accept the New Notes we propose to issue to you.

Solicitation

The solicitation is being made by Sense. Solicitations by Sense may be made by telephone, facsimile or in person by our officers and regular employees.

Additional Information

Requests for additional copies of this Offering Circular, the enclosed Election Form, or our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2002 or Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2002, may be directed to Sense, at the telephone number or address listed in the section of this Offering Circular entitled “Incorporation of Information Filed with the SEC.”

DESCRIPTION OF THE NEW NOTES

The New Notes will be limited to the principal amount issued in the Exchange Offer, will be secured against certain product inventory of Sense, and will become due on demand made on or after August 30, 2005. The New Notes will bear interest from the Issue Date at a per annum rate equal to 10.0%. Interest will be payable quarterly based on Calendar quarters. Interest will be paid to registered holders and their permitted transferees of record.

Conversion Rights

The New Notes will be convertible into our Common Shares at any time prior to demand for repayment being made on or after August 30, 2005, at a conversion price equal to $0.29 per share. Interest will cease to accrue for any portion of the principal amount converted to Common Shares.

In the event (i) there are any changes in the capital structure of Sense through stock splits or consolidations or reclassifications or changes in or elimination of par value shares or (ii) any dividends or other distributions are made to holders of shares, or (iii) as a result of any other recapitalization, merger or consolidation the shares of the Company are converted into or exchangeable for any other shares, then in any such case the Company shall make such adjustments in the right to convert granted under the New Notes as may be required to prevent substantial dilution or enlargement of the rights granted to or available under the New Notes.

Redemption

The New Notes may be redeemed in whole or in part at the election of the Company upon 10 days of notice being sent to the holder, at any time after August 30, 2005 at a redemption price equal to the principal amount being redeemed, plus accrued but unpaid interest thereon. The offer to redeem the Note will be made pro-rata to all note-holders under the Offering.

Security Interest

The New Notes will be secured against the Guardian Alert TM product inventory of Sense. We will not file to register any security interests granted under the New Notes, and accordingly holders thereof may register their security interest directly.

Events of Default, Notice and Waiver

In the event of default, the holder of the New Notes may declare the entire principal and unpaid accrued interest immediately due and payable until such time as the default is remedied. Declaration will be made by notice in writing to Sense. The institution by Sense, or by any third party with standing to institute against Sense, of bankruptcy or insolvency proceedings, among other proceedings noted in the terms of the New Notes, will constitute and event of default. Non-payment of interest accrued on the principal amount of the New Notes will not constitute an act of default, and instead interest will continue to accrue.

Legend on Notes and Common Shares

The New Notes will bear a restrictive legend pursuant to Rule 144. Any Common Shares issued on conversion of the New Notes will also bear a restrictive legend pursuant to Rule 144, unless at the time of conversion, the Company waives this requirement based on the advice of legal counsel, or receives a legal opinion from the holder thereof that such restrictive legend is not required. In all circumstances, the New Note will only be transferable to a person that is an “accredited investor” for the purposes of Regulation D of the U.S. Securities Act of 1933, such status to be evidenced in such manner as Sense may determine acceptable.

Consolidation, Merger, Conveyance or Transfer

In the event of a merger resulting in a new successor issuer, or in the event of the sale of substantially all of our assets, we will require any successor to assume our obligations under the New Notes provided that after giving effect thereto, no Event of Default or event which with notice and/or lapse of time would become an Event of Default shall have occurred and be continuing. Upon a sale of substantially all of our assets and consequent assumption by a successor of our obligations under the New Note, we as predecessor company will be relieved of all obligations and covenants under the New Notes.

Governing Law

The New Notes will be governed by, and construed in accordance with the laws of the State of North Carolina, without giving effect to applicable principles of conflicts of law.

COMPARISON OF THE EXISTING NOTES AND THE NEW NOTES

Set forth below is a comparison of the terms of the Existing Notes and the New Notes. The terms of the New Notes are substantially identical to the terms of the Existing Notes except for the material differences which are summarized below.

	Existing Notes	New Notes

Issue	Series “A” 10% Convertible Secured Promissory Notes	Series “B” 10% Convertible Secured Promissory Notes

Security	Secured against Guardian AlertTM product inventory of Sense	Secured against Guardian AlertTM product inventory of Sense

Issue Date	Various dates in 2002.	Upon the close of the Exchange Offer.

Interest Rate	10% per annum	10% per annum

Principal Amount Outstanding	$560,000	$560,000

Maturity Date	On demand made after various dates commencing January 13, 2003	On demand made on or after August 30, 2005

Interest Payment Dates	Quarterly based on Calendar Quarters	Quarterly based on Calendar Quarters. Unpaid interest for any Calendar Quarter accrues and is payable in the subsequent quarter. Final payment of interest is due on conversion or demand.

Conversion	Convertible at the option of the holder, in whole or in part, at any time prior to demand being made in accordance with the terms thereof, into our Common Shares at conversion prices ranging from $0.40 to $1.00 per share, subject to adjustment under certain conditions.	Convertible at the option of theholder, in whole or in part, at anytime prior to demand made on orafter August 30, 2005, into ourCommon Shares at a conversionprice of $0.29 per share, subject toadjustment under certain conditions.

Redemption	No fixed terms of redemption.	The New Notes may be redeemed in whole or in part at the election of the Company upon 10 days of notice being sent to the holder, at any time after August 30, 2005 at a redemption price equal to the principal amount being redeemed, plus accrued but unpaid interest thereon. The offer to redeem the Note will be made pro-rata to all note-holders under the Offering.

DESCRIPTION OF THE COMMON SHARES

Our authorized capital stock consists of 100,000,000 Common Shares, without par value. The rights of the Common Shares are defined by our Articles of Continuance and Bylaws, and the provisions of the Yukon Business Corporations Act.

Common Shares

Holders of the Common Shares are entitled to one vote per share on all matters upon which our shareholders are entitled to vote, including the election of directors. The holders of Common Shares are not entitled to cumulate their votes in the election of directors. The holders of Common Shares are entitled to dividends when, as and if declared by our Board of Directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding up of our business, each holder of Common Shares is entitled to share ratably in all of our assets remaining after the payment of liabilities. Holders of Common Shares have no preemptive right to purchase any of our securities or any securities that are convertible into or exchangeable for any of our securities. The Common Shares are not subject to any provisions relating to redemption. The Common Shares have no conversion rights and are not subject to further calls or assessments by us. All Common Shares now outstanding, and all Common Shares to be outstanding upon the conversion of all New Notes and all Existing Notes not tendered for exchange, are or will be when issued fully paid and non-assessable.

The Common Shares are quoted on the Over-the-counter Bulletin Board under the symbol “SNSG.” As of February 28, 2003, there were 12,993,908 shares outstanding held by 230 shareholders of record. This number excludes beneficial owners of Common Shares held in street name. Based on requests from brokers and other nominees, we estimate there are approximately an additional 1,455 holders of our Common Shares.

Provisions Relating to Takeover Matters

Our Board of Directors is presently comprised of nine directors. At our annual general meeting to be held on August 27, 2003, we are proposing to reduce the number of directors to six.

If any director resigns or is otherwise removed between annual general meetings, the remaining directors may fill any such vacancy by a majority vote of the Board of Directors. Any director elected to fill a vacancy in the Board of Directors shall hold office until the expiration of the term of office for the class to which the director was elected.

AGREEMENTS RELATING TO OUR SECURITIES

The Existing Notes

Two of our directors own Existing Notes, namely: Mark Erwin, a director, holds an Existing Note in the principal amount of $100,000; Bruce Schreiner, a director, holds Existing Notes in the principal amount of $70,000 as trustee for a 401(k) profit sharing plan and trust for the accounting firm of Schroeder and Schreiner, P.C.; and Cynthia Schroeder, corporate secretary and director, holds an Existing Note in the principal amount of $5,000 jointly with her spouse. These persons have indicated that they will tender their Existing Notes for exchange in the Exchange Offer.

Except as described in this Offering Circular and the materials being distributed with it, there are no contracts, arrangements, understandings or relationships in connection with the Exchange Offer between us or any of our directors or executive officers and any person with respect to the Existing Notes and the Common Shares into which such notes are convertible.

Employee Compensation Arrangements

We are party to employment agreements and stock option agreements with certain of our employees. The stock option agreements provide for the grant of options to purchase Common Shares pursuant to the terms of our 2002 Stock Option Plan.

For further information regarding the terms of these plans and agreements, see our Annual Report on Form 10-KSB for the fiscal year ended February 28, 2003 and the sections in our Proxy Statement for the 2003 Annual Meeting of Shareholders entitled “Committee Report on Executive Compensation” and “Executive Compensation,” which report and sections are hereby incorporated by reference.

Description of Other Indebtedness

We have also issued Convertible Unsecured Promissory Notes in the aggregate principal amount of $1,326,000. These Unsecured Notes were initially offered on various dates commencing July 12, 2000 and ending August 10, 2000. The notes are due on demand made on or after dates ranging from July 12, 2002 through December 16, 2005. The Unsecured Notes are convertible at rates ranging from $0.40 to $5.40. To date we have not received notice of demand for payment on any of the Unsecured Notes. We have accrued approximately $453,000 of interest on the Unsecured Notes which we have not paid. We have not received any notice of default on or demand such notes.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports and other information with the SEC. Our reports filed with the SEC may be viewed at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 on the SEC’s website at http://www.sec.gov.

INCORPORATION OF INFORMATION FILED WITH THE SEC

We hereby incorporate by reference the documents listed below and any future filings made by us with the SEC under the Securities Exchange Act of 1934 after the date of this Offering Circular until this Exchange Offer is completed:

  Annual Report on Form 10-KSB for the fiscal year ended February 28, 2003; and
  Quarterly Report on Form 10-QSB for the unaudited financial period ended May 31, 2003.

We will provide without charge to each person to whom a copy of this Offering Circular is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Offering Circular (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Offering Circular incorporates). Requests should be directed to:

Sense Technologies Inc.
800 Clanton Road, Suite U
Charlotte, North Carolina 28217
Attention: James H. Cotter, President and Director
Telephone: (704) 522-7999

INDEPENDENT AUDITORS

Our financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended February 28, 2003 have been audited by Amisano Hanson, independent auditors, as set forth in their report included therein.

All completed Election Forms should be directed to Sense at the address set forth below. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering Existing Notes should be directed to Sense at the telephone number or address listed in the section of this Offering Circular entitled “Incorporation of Information Filed with the SEC”.

Delivery of a Election Form to an address other than as set forth above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the Election Form.

Requests for additional copies of this Offering Circular, the enclosed Election Form, or for copies of our Annual Report on Form 10-KSB for the fiscal year ended February 28, 2003 or Quarterly Report on Form 10-QSB for the quarterly period ended May 31, 2003, may be directed to Sense at the telephone number or address listed in the section of this Offering Circular entitled “Incorporation of Information Filed with the SEC”.

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